1933 Act File No. 333 - 280011

1940 Act File No. 811 - 23972

As filed with the Securities and Exchange Commission on March 9, 2026

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ☒
Pre-Effective Amendment No. ☐
Post-Effective Amendment No. 3

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 ☒
Amendment No. 5

Hamilton Lane Private Infrastructure Fund

(Exact Name of Registrant as Specified in Charter)

110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428
(Address of Principal Executive Offices)

(866) 361-1720
(Registrant’s Telephone Number)

Andrew Schardt
Hamilton Lane Advisors, L.L.C.
110 Washington Street, Suite 1300
Conshohocken, Pennsylvania 19428
(Name and Address of Agent for Service)

Copy to:

Ryan P. Brizek, Esq.
Simpson Thacher & Bartlett LLP
900 G Street, N.W.
Washington, D.C. 20001

Approximate date of commencement of proposed public offering: As soon as practicable after the effective date of this Registration Statement.

☐	Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.
☒	Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with dividend or interest reinvestment plans.
☐	Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.
☐	Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.
☐	Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

☐	when declared effective pursuant to Section 8(c) of the Securities Act
☐	Immediately upon filing pursuant to paragraph (b) of Rule 486
☒	On April 1, 2026, pursuant to paragraph (b) of Rule 486
☐	60 days after filing pursuant to paragraph (a) of Rule 486
☐	On (date) pursuant to paragraph (a) of Rule 486

If appropriate, check the following box:

☒	This post-effective amendment designates a new effective date for a previously filed post-effective amendment.
☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:
☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:
☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:

Check each box that appropriately characterizes the Registrant:

☒	Registered Closed End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).
☐	Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).
☒	Interval Fund (Registered Closed End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).
☐	A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).
☐	Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).
☐	Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).
☐	If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐	New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until April 1, 2026, the effectiveness of the registration statement for Hamilton Lane Private Infrastructure Fund, filed in Post-Effective Amendment No. 2 (“PEA No. 2”) on January 9, 2026, pursuant to paragraph (a) of Rule 486 of the 1933 Act. Since no other changes are intended to be made to PEA No. 2 by means of this filing, Parts A, B and C of PEA No. 2 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for Hamilton Lane Private Infrastructure Fund is incorporated herein by reference to Part A of PEA No. 2.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for Hamilton Lane Private Infrastructure Fund is incorporated herein by reference to Part B of PEA No. 2.

PART C – OTHER INFORMATION

The Part C for Hamilton Lane Private Infrastructure Fund is incorporated herein by reference to Part C of PEA No. 2.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that this post-effective amendment to its registration statement (“Registration Statement”) meets all of the requirements for effectiveness under Rule 486(b) and has duly caused this post-effective amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohocken in the Commonwealth of Pennsylvania on the 9th day of March, 2026.

Hamilton Lane Private Infrastructure Fund

By:	/s/ Andrew Schardt*
Name:	Andrew Schardt
Title:	Trustee, Co-President and Co-Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Andrew Schardt*	Trustee, Co-President and Co-Principal Executive Officer	March 9, 2026
Andrew Schardt

/s/ Brian Charles Gildea*	Trustee, Co-President and Co-Principal Executive Officer	March 9, 2026
Brian Charles Gildea

/s/ Kaylin Liu*	Treasurer and Principal Financial Officer	March 9, 2026
Kaylin Liu

/s/ Jeffrey P. Ladouceur*	Trustee	March 9, 2026
Jeffrey P. Ladouceur

/s/ Timothy S. Galbraith*	Trustee	March 9, 2026
Timothy S. Galbraith

/s/ Gail Susan Ball*	Trustee	March 9, 2026
Gail Susan Ball

*By:	/s/ Keith Kleinman
Keith Kleinman
As Attorney-in-Fact

The original Power of Attorney authorizing Keith Kleinman to execute the Registration Statement, and any amendments thereto, for the Trustees and officers of the Registrant on whose behalf this Registration Statement is filed, has been executed and is incorporated by reference herein to Item 25, Exhibit (t) of the Registration Statement on Form N-2 (File No. 333-280011).